EAGLE ROCK ENERGY PARTNERS

	Second Quarter 2008(1)	Second Quarter 2007	First Quarter 2008	Q2 2008 vs Q2 2007	Q2 2008 vs Q1 2008
Revenues ($MM) (2)	186	174	326	7%	-43%
Segment Operating Income, Excluding Corporate Segment and Impairment ($MM)	67	11	50	499%	35%
Adjusted EBITDA ($MM) (3)	58	22	53	160%	9%
Distributable Cash Flow ($MM) (3) (4)	37	9	39	323%	-6%
Annualized Quarterly Distribution Rate ($/unit)	1.64	1.45	1.60	13%	2%
Total Assets ($MM)	1,765	1142	1,619	55%	9%
Debt to Capitalization, percent	60	44	45	-16	-15
Coverage Ratio	1.22 x	.53 x	1.34 x	.69 x	- .12 x

(1) Includes two months of Stanolind(Permian) operations and the effects of a lightening strike and our scheduled BEC turnaround.

(2) Includes unrealized, non-cash, mark-to-market commodity derivative losses of $256 MM in Q2 2008, $29 MM in Q2 2007, and $33 MM in Q1 2008.

(3) Tables presenting a reconciliation of the non-GAAP financial measures of (i) Adjusted EBITDA to the GAAP financial measure of net income (loss) and (ii) Distributable Cash Flow to the GAAP financial measure of net income (loss) for each of the periods indicated appear in the Eagle Rock's Second Quarter 2008 earnings press release filed on Form 8-K on August 5, 2008.

(4) Before non-recurring items.